SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MOBILE MINI, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 25, 2008, at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040. The meeting will begin at 1:00 p.m. local time.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders. No admission tickets or other credentials will be required for attendance at the meeting.

Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

We will hold the 2008 Annual Meeting of Stockholders of Mobile Mini, Inc. at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040, on June 25, 2008, at 1:00 p.m. local time. The meeting is being called by Mobile Mini’s Board of Directors.

We will hold the meeting to:

1. Elect two members of the Board of Directors for three-year terms;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008;

3. Approve an amendment to our 2006 Equity Incentive Plan to change the provision relating to automatic annual grants of shares to our independent directors, from an annual grant of 2,500 shares of common stock to an annual grant of shares having a market value $82,500 on the grant date;

4. Approve the adoption of our Senior Executive Incentive Plan; and

5. Transact any other business that may properly come before the meeting and any adjournments thereof.

Items 1 through 4 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on April 30, 2008 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

We have enclosed our 2007 Annual Report, including financial statements, and the proxy statement with this notice of annual meeting.

To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors of Mobile Mini.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 25, 2008:

Our proxy statement and our 2007 annual report to stockholders are available at www.mobilemini.com/investor/annual.php

Sincerely,

Lawrence Trachtenberg
Secretary

Tempe, Arizona
May 8, 2008

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Mobile Mini, Inc. of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any adjournment or postponement. Information about the meeting is as follows:

General Information

Annual Meeting Date, Time and Place

The 2008 Annual Meeting of Stockholders will be held on June 25, 2008 at 1:00 p.m. local time at the Hilton Garden Inn Phoenix-Airport, 3422 E. Elwood Street (off I-10 at the East University Drive Exit), Phoenix, Arizona 85040.

Agenda

1. Elect two members of the Board of Directors for three-year terms;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008;

3. Approve an amendment to our 2006 Equity Incentive Plan to change the provision relating to automatic annual grants of shares to our independent directors, from an annual grant of 2,500 shares of common stock to an annual grant of shares having a market value $82,500 on the grant date;

4. Approve the adoption of our Senior Executive Incentive Plan; and

5. Transact any other business that may properly come before the meeting and any adjournments thereof.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons who our Board of Directors has designated at the proxies the authority to vote your shares in the manner that you indicate on your proxy card. The Board has designated Steven Bunger and Larry Trachtenberg to serve as the proxies for this year’s meeting.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in multiple accounts or in different ways (e.g., custodial accounts, trusts, joint tenancy). If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date, April 30, 2008.

How many shares of common stock may vote at the meeting?

As of April 30, 2008, there were 34,624,220 shares of common stock outstanding and entitled to vote at the annual meeting. Each share is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the Internet.

Please refer the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 — FOR the election of both nominees for Director named in “Proposal 1: Election of Directors”;

Proposal 2 — FOR the ratification of the selection of Ernst & Young LLP as Mobile Mini’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008;

Proposal 3 — FOR approval of the amendment to the 2006 Equity Incentive Plan; and

Proposal 4 — FOR approval of the Senior Executive Incentive Plan.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees; and

Proposals 2, 3 and 4 — In respect to each of Proposals 2, 3 and 4, you may cast your vote in favor or against the proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1 — FOR the election of both nominees for Director named in “Proposal 1: Election of Directors”;

Proposal 2 — FOR the ratification of the selection of Ernst & Young LLP as Mobile Mini’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2008;

Proposal 3 — FOR approval of the amendment to the 2006 Equity Incentive Plan to change the provision relating to automatic annual grants of shares to our independent directors, from an annual grant of 2,500 shares of common stock to an annual grant of shares having a market value $82,500 on the grant date; and

Proposal 4 — FOR approval of the Senior Executive Incentive Plan.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed to be “present” at the annual meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 1 (election of directors) and Proposal 2 (ratifying the appointment of our independent registered public accounting firm) should be treated as routine matters. If your broker votes on your behalf on these two proposals, your shares also will be counted as present for the purpose of determining a quorum. Proposals 3 and 4 are not considered routine matters, and without your instruction, your broker cannot vote your shares. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will also be counted as present in determining whether we have a quorum but will not be counted for the purpose of determining the number of votes cast on a specific proposal.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of Mobile Mini that is received by the Company prior to the annual meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the annual meeting and voting your shares in person.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2, 3 and 4 each requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the annual meeting.

Who pays for the cost of this proxy solicitation?

Mobile Mini pays the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to mailing these proxy materials, certain directors, officers or employees of Mobile Mini may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PROPOSAL 1:

ELECTION OF DIRECTORS

Board Structure.  Our Board of Directors currently consists of six members. Four of our directors are independent directors as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and two directors who are employees of Mobile Mini. Our Board of Directors is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires.

Nominees for Election at this Annual Meeting.  The Board of Directors, acting upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Steven G. Bunger and Michael L. Watts for election as directors, each to serve a three-year term ending in 2011 or when the director’s successor is duly elected. Mr. Watts is an independent director.

Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a director of Cavco Industries, Inc., one of the nation’s largest producers of manufactured housing. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. Age 46.

Michael L. Watts has served as a director since 2002. Mr. Watts founded Sunstate Equipment Company, LLC, which later became Sunstate Equipment Co., in 1977 where he serves as President and Chief Executive Officer. Sunstate Equipment Co. is the largest independently owned and twelfth largest construction equipment rental company operating in the United States, and currently has 46 locations in eight states. Mr. Watts also was the founder and served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company, from 1987 until the company was sold in 1998. Age 60.

The Board recommends that you vote “FOR” each of these nominees.

Continuing Directors.  The terms of Stephen A McConnell and Jeffrey S. Goble end in 2009 and the terms of Ronald J. Marusiak and Lawrence Trachtenberg end in 2010.

Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a precision machining and tool and die company, for more than 20 years. Mr. Marusiak is also a director of Micro-Tronics, Inc. and Y2 Ultrafilter, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 60.

Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg is also a member of the board of trustees of the Arizona State Retirement System. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Age 51.

Stephen A McConnell has served as a director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Global Entertainment Corporation. Age 55.

Jeffrey S. Goble was appointed to the Board of Directors in February 2006. Mr. Goble is President of Medegen, Inc. which develops and manufactures specialty infusion therapy medical devices and provides contract-manufacturing services for medical device and pharmaceutical OEMs. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other current Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Age 47.

Corporate Governance and Related Matters

Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of six directors, as described above.

“Independent” Directors.  Each of our directors other than Messrs. Bunger and Trachtenberg (who are employees of the Company) qualify as “independent” in accordance with the published definitions and listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, our Board of Directors has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with Mobile Mini in which the director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in The Nasdaq Stock Market rules and listing standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a director and stockholder of the company:

Jeffrey S. Goble	Stephen A McConnell
Ronald J. Marusiak	Michael L. Watts

In addition, the Board determined that: (i) Steven G. Bunger is not independent because he is the Chief Executive Officer and President of Mobile Mini, and the Chairman of our Board of Directors; and (ii) Lawrence Trachtenberg is not independent because he is our Executive Vice President and Chief Financial Officer.

“Independence” for Audit Committee Members and Audit Committee Financial Expert.  In addition, as required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Stephen A McConnell is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Meetings

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors call for regular executive session meetings of the independent directors. During 2007, the Board of Directors and the Audit Committee each met in executive session during their respective regularly scheduled meetings. Executive sessions are chaired by the Lead Independent Director, who is responsible for coordinating the activities of the other independent directors and who performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in the Corporate Governance Guidelines, which are posted at our web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page. Michael L. Watts has been elected by our independent directors to serve as the Lead Independent Director, and he served in that capacity throughout 2007.

In 2007, the Board held nine meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which he or she served, during his or her tenure as a director and committee member.

Review and Approval of Transactions with Related Persons

In May 2007, the Board adopted a policy and procedures for review and approval of transactions involving the Company and “related persons” (i.e., directors and executive officers or their immediate family members, or shareholders and their immediate family members owning five percent of greater of the Company’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or director, or transactions involving competitive bids or in which standing pre-approval has been given.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the committee will take into account, among other factors which it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Board Committees and Charters

Our Board of Directors currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with Nasdaq standards. In 2007, all four of our independent directors served on each committee. Each of the Board’s committees has a written charter approved by the Board. Copies of each charter are posted on Mobile Mini’s web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

Audit Committee.  Messrs. McConnell (Chairman), Goble, Marusiak and Watts were the members of the Audit Committee during 2007. Pursuant to the Audit Committee charter, the Audit Committee oversees Mobile Mini’s financial reporting process and meets with management and the independent registered public accounting firm to review the results and scope of the audit and the services provided by the independent registered public accounting firm. The Audit Committee met eight times during 2007. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this proxy statement. As indicated above, the Audit Committee has adopted a written charter, which is reviewed and reassessed on an annual basis. The responsibilities and activities of the Audit Committee are described in greater detail in this written charter.

Compensation Committee.  Messrs. Goble (Chairman), Watts, Marusiak and McConnell were members of the Compensation Committee during 2007. Pursuant to its charter, the Compensation Committee reviews officer and director compensation and makes recommendations thereon to the Board of Directors. The Compensation Committee also administers our compensation and incentive plans, including our stock option plans and determines, upon review of relevant information from management, the employees to whom options or restricted stock shall be granted. The Compensation Committee met five times during 2007. The Compensation Committee’s report on executive compensation is set forth elsewhere in this proxy statement.

Nominating and Corporate Governance Committee.  Messrs. Marusiak (Chairman), Goble, McConnell and Watts were members of the Nominating and Corporate Governance Committee during 2007. This committee met two times in 2007. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommends to the Board proposed revisions to the Guidelines; overseeing the evaluation of management, the Board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performs such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.”

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from the current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address, and must be received no later than March 20, 2009, in order to be included in the proxy statement of the next annual election of Directors. The Company’s headquarters address is:

Chairman of the Nominating and Corporate Governance Committee
Mobile Mini, Inc.
7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

The Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and achievements in manufacturing, equipment leasing, technology, finance and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

Director Attendance at Annual Stockholder Meetings

Members of our Board of Directors are encouraged to attend our annual meetings of stockholders. The Board does not have a formal policy that requires attendance the annual meetings because our directors consistently are present at stockholder meetings. All directors attended last year’s annual meeting of stockholders and we anticipate each will be present at this annual meeting. Our Board schedules its meetings such that the annual meeting of the Board immediately follows the annual meeting of the stockholders.

Director Compensation

We currently have four non-employee directors that qualify for compensation. In 2007, each non-employee director received an annual payment of $24,000 plus $1,200 for each Board meeting and $750 for each Committee meeting attended in person; provided that no more than $1,950 may be received by a director for meetings held on any one day. If a non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, he receives $250 for such meeting attendance. The Lead Independent Director receives an additional $5,000 annual retainer, the chair of the Audit Committee receives an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receives an additional annual retainer of $4,000. On August 1, 2007, each non-employee director also received an automatic grant of 2,500 shares of our common stock.

In December 2007, the Compensation Committee reviewed the various items of compensation that we pay to our independent directors, and determined that Mobile Mini will increase the annual retainer paid to its independent directors from $24,000 to $28,000 per year, effective January 1, 2008. The Compensation Committee also approved an amendment to the 2006 Equity Incentive Plan that would change the annual automatic grant of stock to independent directors from 2,500 shares per year to an grant of shares having a market value on the date of grant of $82,500. This amendment is subject to stockholder approval and is more fully described under “Proposal 3” elsewhere in this proxy statement.

Directors who are also officers do not receive any separate compensation for serving as directors. We may indemnify the directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our directors, contractually obligating us to provide this indemnification to them.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007.

Director Summary Compensation

	2007
	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Jeffrey S. Goble	40,950	69,800	110,750
Ronald J. Marusiak	40,950	69,800	110,750
Stephen A McConnell	44,950	69,800	114,750
Michael L. Watts	41,000	69,800	110,800

(1)	Amounts in the table do not include payments made in 2007 to each director for a portion ($5,000 to each non-employee director) of the 2006 annual director fees. Amounts in the table include (a) a payment of $6,000 made in 2008 to each non-employee director in connection with the 2007 annual director fees, (b) $250 paid in 2008 to each non-employee director in connection with a telephonic meeting held on December 14, 2007 and (c) $250 paid in 2008 to each non-employee director in connection with a telephonic meeting held on December 26, 2007. Each non-employee director was paid an annual fee of $24,000. In addition, Mr. Goble was paid a fee of $4,000 in connection with service as chairman of the Compensation Committee and meeting fees aggregating $12,950; Mr. Marusiak was paid a fee of $4,000 in connection with service as chairman of the Nominating and Corporate Governance Committee and meeting fees aggregating $12,950; Mr. McConnell was paid a fee of

$8,000 in connection with service as chairman of the Audit Committee and meeting fees aggregating $12,950, and Mr. Watts was paid a fee of $5,000 in connection with service as Lead Director and meeting fees aggregating $12,000.

(2)	The value of stock awards included within this column represent the compensation costs recognized by us in fiscal year 2007 for stock awards made in 2007, calculated pursuant to SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”). The values included within this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by the Compensation Committee and adopted by the Board in December 2006, and became effective on January 1, 2007. Each non-employee director is required to own shares of our common stock having a value at least equal to four times the annual retainer paid to non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31 of each year. The requirement is being phased in over a four-year period, and any newly elected non-employee director shall have four years following his or her election to the Board to meet the stock ownership requirement. The Company has no similar stock ownership requirement for directors who are also officers of the Company.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us at either 800 Third Avenue, 36 Floor, New York, NY 10022, Attn: Mobile Mini Investor Relations, or at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communication received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or are otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (including Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (“Code”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code embodies our principles and practices relating to the ethical conduct of Mobile Mini’s business and its commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. This code is posted on our Internet web site (www.mobilemini.com) under the “Corporate Governance” section of the “Investor Relations” page.

We will provide a copy of the Code upon request made by writing to us at Mobile Mini’s address provided elsewhere. We intend to satisfy the disclosure requirement under Item 5.05 of the Form 8-K regarding an amendment to, or waiver from, a provision of this Code by posting such information on our web site, at the address and location specified above, and to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Audit Committee Disclosure

The Audit Committee is comprised solely of independent Directors, and, among other things, is responsible for:

•	establishing policies and procedures for, appointing, reviewing, and overseeing the performance and independence of the independent registered public accounting firm (independent auditors);

•	reviewing with independent auditors and financial management of the Company and approving the plan and scope of the audit and permissible audit related work;

•	pre-approving all audit and permissible non-audit fees;

•	reviewing and approving the guidelines established for the dissemination of financial information;

•	holding meetings periodically with the independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with Company policies;

•	reviewing consolidated financial statements and disclosures;

•	reviewing with management and independent auditors and approving disclosure controls and procedures and accounting principles and practices; and

•	performing other functions or duties deemed appropriate by the Board.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and

(3) received the written disclosure and letter from the Auditors the matters required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 27, 2008, meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)
Jeffrey S. Goble
Ronald J. Marusiak
Michael L. Watts

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of Mobile Mini’s consolidated financial statements and the effectiveness of internal control over financial reporting for the year ending December 31, 2008. In taking this action, the Audit Committee considered Ernst & Young’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. Representatives of Ernst & Young are expected to attend the annual meeting. They will have the opportunity to make a statement at the annual meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The Audit Committee, with the ratification of the stockholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2007. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last two fiscal years:

	2007 Fees	2006 Fees
Fee Category	($)	($)

Audit fees	972,616	946,459
Audit related fees	-0-	-0-
Tax fees*	-0-	30,620
All other fees*	1,500	-0-

Total fees	974,116	977,079

*	Tax fees consists primarily of fees related to advisory services regarding United Kingdom and other foreign tax structures and tax transition services. All other fees include annual subscription for EY/Online service.

None of the above-described professional service fees were approved by the Audit Committee in reliance upon the de minimus exception to the pre-approval requirements of federal securities laws and regulations.

The Board of Directors Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN

General

At our 2006 annual meeting, we asked our stockholders to approve our 2006 Equity Incentive Plan (the “Plan”). When originally approved a total of 1,200,000 shares are authorized for issuance under the Plan. Various types of stock-based awards may be issued under the Plan, including stock options, shares of restricted stock, restricted stock units, and stock appreciation rights. The Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”), and all of our employees and directors are eligible to be granted awards under the Plan. Except for annual grants to our non-employee directors which are made automatically on each August 1st under the Plan, awards are made at the discretion of the Committee. At our 2007 annual meeting, the stockholders approved an amendment to the Plan that provides for the automatic annual grant of 2,500 shares of our common stock to each non-employee director and terminated the provisions of the Plan pursuant to which our non-employee directors received an automatic annual grant of stock options to purchase 7,500 shares of common stock.

We are now asking our stockholders to approve an amendment to the Plan to change the provision pursuant to which our non-employee directors are annual awarded shares of our common stock, such that we would make an annual award on each August 1st of common stock having a market value of $82,500 on the date of grant, rather than making a grant of 2,500 shares on each August 1st.

We believe that our awards of equity compensation to our non-employee is an important feature in our ability to attract and retain qualified, high-performing members to our Board who are important to our success and growth as a company. Equity compensation is also an effective tool that aligns with stockholders’ interests. We believe that fixing the value of the award provides the incentive to provide continuing and effective director services that we seek and eliminates unintended variations in director compensation due to the volatility of stock price.

Proposal No. 3 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

The Board of Directors Recommends a Vote “FOR” Proposal 3.

Purpose of the Plan

The Plan as proposed to be amended will allow Mobile Mini to continue to make automatic annual awards of shares of our common stock to our non-employee directors. The purpose of those grants and awards is to provide a means by which Mobile Mini’s non-employee directors develop a sense of proprietorship and personal involvement in the development and financial success of our company, and to encourage them to devote their best efforts to the business of Mobile Mini, thereby advancing the interests of the company and its stockholders.

Key Terms of the Plan

The following is a summary of the key provisions of the Plan, assuming that stockholders approve this Proposal No. 3. This summary is not a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan has been filed with the SEC with this proxy statement, and any stockholder who desires to obtain a copy of the Plan may do so by written request to the Company Secretary at Mobile Mini’s headquarters in Tempe, Arizona.

Plan Term:	February 22, 2006 to February 22, 2016

Eligible Participants:	Employees of Mobile Mini and its subsidiaries, and non-employee directors of Mobile Mini are eligible to receive awards under the Plan. As of March 31, 2008, there were approximately 1,900 individuals including our four non-employee directors) eligible to participate in the Plan. Except with respect to automatic awards to non-employee directors, the Compensation Committee will determine which individuals will participate in the Plan.

From February 22, 2006 (the date the Plan was approved by the Board) through March 31, 2008, we granted options and restricted stock awards for 247,706 shares under the Plan. In 2006, our non-employee directors were each granted 7,500 options under the Plan in 2007 were each awarded 2,500 shares under the Plan. The number of awards received by each of our Named Executive Officers is provided in the table titled “Grants of Plan-Based Awards During Fiscal 2007” on page. The closing price of Mobile Mini’s Common Stock on the NASDAQ Stock Market on April 18, 2008 was $20.12.

As of March 31, 2008, there were 952,294 shares available for grant under the Plan. As of that date, 1,961,933 shares were issuable upon the exercise of outstanding options granted under all of Mobile Mini’s equity compensation plans. The weighted average exercise price of these options was $17.15 per share and the average remaining term of these options was 5.77 years. As of March 31, 2008, Mobile Mini had 534,031 outstanding unvested shares of restricted stock.

Shares Authorized:	1,200,000 shares, subject to adjustment only to reflect stock splits and similar events.

Award Types:	Non-qualified and incentive stock options; restricted stock awards; restricted stock units; stock appreciation rights; performance stock; performance stock units; and cash-based awards.

Share Price Limit:	No shares subject to equity awards granted under the Plan may have an exercise price or purchase price per share that is less than fair market value on the applicable date of grant.

162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Internal Revenue Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the Plan limits awards to individual participants such that no more than 300,000 shares may be made subject to awards granted to a employee in any one year. This limit is greater than the number of options or shares of restricted stock that Mobile Mini has granted or awarded to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Award Terms:	Stock options generally will have a term no longer than ten years. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock units and other stock-based awards contingent upon continued employment with Mobile Mini, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Vesting:	Determined by the Compensation Committee. Options generally vest over four or four and one-half years. Restricted stock awards to employees other than executive officers generally vest over five years; awards to executive officers generally vest in part due to passage of time and in part upon achievement of performance goals. Awards to non-employee directors are fully vested upon award.

Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option or stock appreciation right without stockholder approval, is prohibited under the Plan.

Non-Employee Director Awards

Historically and through 2006, the Plan provided (as did a predecessor plan adopted in 1999) an annual grant of stock options to acquire 7,500 shares of our common stock to each non-employee director. In 2007, the Plan was amended to provide a grant of 2,500 shares of common stock to each non-employee director.

Under the amendment of the Plan for which we seek stockholder approval, non-employee directors would receive a non-discretionary award of shares of our common stock each August 1st during the term of the Plan, beginning August 1, 2008. The number of shares comprising the annual grant would be determined by dividing $82,500 by the closing price of our common stock on August 1 (or the next following day on which the stock markets are generally conducting business if August 1 is not a trading day in any relevant year). If a fraction of a share would result, the number of shares will be rounded up or down to the nearest whole share. Thus, for example, if on August 1, 2008 the closing price of our common stock is $19.10 per share, each non-employee director would receive an award of 4,319.38 shares (which would be rounded down to 4,319 shares). The closing price of our common stock on April 15, 2008 was $19.10 per share, as reported by the NASDAQ Stock Market. On August 1,

2007, when we last automatically awarded 2,500 shares of common stock to our non-employee directors under the Plan, the closing price of our common stock was $27.92 per share, resulting in a total stock award to each non-employee director of $69,800. The amendment to the Plan will eliminate the 2,500 share annual award and replace it with the formula-based award described above in this paragraph.

New Plan Benefits

Mobile Mini’s executive officers and directors have an interest in approval of the Plan amendment because it relates to the issuance of equity awards for which executive officers and directors may be eligible. In the aggregate, and based on the closing price of our common stock on April 15, 2008 as reported by the NASDAQ Stock Market ($19.10 per share), we estimate that approximately 17,300 shares of our common stock will be awarded automatically each year to our non-employee directors pursuant to the Plan stock award formula for non-employee directors. The number of shares will vary depending upon several factors, principally the number of non-employee directors serving on our Board of Directors (currently, we have four non-employee directors and we anticipate that we will have six non-employee directors serving by the end of 2008) and the market price of our common stock on each August 1st when the award formula is applied to determine the number of shares awarded to each non-employee director.

Future awards under the Plan to executive officers and employees are discretionary and cannot be determined at this time.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be selected from one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the

Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Unvested awards granted under the Plan, as well as stock options prior to their exercise, are not transferable except by will or the laws of descent and distribution, except that the Compensation Committee may in its obsolete discretion consent to permit the transfer of any award upon request of a participant.

Administration

The Compensation Committee administers the Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Plan and establish, amend and rescind any rules relating to the Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations.

Amendments

The Board may terminate, amend or suspend the Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to amend the Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder or pursuant to NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Mobile Mini’s common stock, or any similar event affecting Mobile Mini’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2006 Plan, and subject to the various limitations set forth in the Plan, the number and kind of shares subject to outstanding awards under the Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Mobile Mini on outstanding awards granted under the Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash. With regard to each outstanding stock option, in the event an employee is terminated within one year of a merger or other specified transaction, the stock option will vest as to the number of shares that would have vested if the employee had remained employed for 12 months following his or her date of termination.

U.S. Tax Consequences

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or may be non-qualified stock options governed by Section 83 of the Internal Revenue Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Mobile Mini’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. Mobile Mini will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and Mobile Mini will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Mobile Mini may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock awards, restricted stock units and other stock-based awards are governed by Section 83 of the Internal Revenue Code. For restricted stock awards generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. For other stock-based awards, including automatic awards to non-employee directors, the award becomes taxable when the shares are issued. Income tax is paid on the value of the stock or units when the shares are issued, and then at capital gain rates when the shares are sold.

As described above, awards granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve federal income tax deductions by Mobile Mini with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Mobile Mini’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

The Plan has been drafted to in order to avoid the application of taxes, under Section 409A of the Internal Revenue Code, on any participants.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the 1994 Stock Option Plan (the “1994 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 2006 Equity Incentive Plan (the “2006 Plan”), pursuant to which we may grant equity awards to eligible persons. The 1994 Plan expired in 2003 and no additional options may be granted thereunder; outstanding options continue to be subject to the terms of the 1994 Plan until their exercise or termination. The following table summarizes our equity compensation plan information as of December 31, 2007. Information is included for both equity compensation plans approved by our stockholders and equity plans not approved by our stockholders.

	Common Shares to		Common Shares Remaining
	be Issued Upon	Weighted-Average	Available for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Shares
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by Mobile Mini stockholders(1)	2,027,503	$17.02	958,185
Equity compensation plans not approved by Mobile Mini stockholders	-0-	-0-	-0-

Totals	2,027,503	$17.02	958,185

(1)	Of these shares, options to purchase 89,000 shares were outstanding under the 1994 Plan, options to purchase 1,902,253 shares were outstanding under the 1999 Plan and options to purchase 36,250 shares were outstanding under the 2006 Plan.

On April 15, 2008, the closing price of Mobile Mini’s common stock as reported by The NASDAQ Stock Market was $19.10.

PROPOSAL 4:

ADOPTION OF THE MOBILE MINI, INC. SENIOR EXECUTIVE INCENTIVE PLAN

We are asking our stockholders to approve adoption of the Mobile Mini Inc. Senior Executive Incentive Plan. The Compensation Committee of the Board adopted the Senior Executive Incentive Plan on May 6, 2008, subject to stockholder approval.

The Senior Executive Incentive Plan is a component of Mobile Mini’s overall strategy to pay its employees for delivering measurable results. The purposes of the Senior Executive Incentive Plan are to motivate senior executives (as defined in the plan) by tying compensation to performance, to reward exceptional performance that supports overall Mobile Mini objectives and to attract and retain top-performing senior executives.

The Senior Executive Incentive Plan is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Board believes that it is in the best interests of Mobile Mini and its stockholders to ensure that bonuses to be paid to executive officers are deductible by Mobile Mini for federal income tax purposes. Accordingly, Mobile Mini has structured the Senior Executive Incentive Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, under Section 162(m), the federal income tax deductibility of compensation paid to Mobile Mini’s President and Chief Executive Officer and each of the next three most highly compensated executive officers (other than its Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. Mobile Mini can deduct compensation in excess of that amount if the compensation qualifies as “performance-based compensation” under Section 162(m).

One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Mobile Mini stockholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the Senior Executive Incentive Plan, each of these aspects is discussed below, and stockholder approval of the Senior Executive Incentive Plan is intended to constitute approval of each of these aspects of the Senior Executive Incentive Plan for purposes of the approval requirements of Section 162(m).

Below is a summary of the principal provisions of the Senior Executive Incentive Plan. We have attached the Senior Executive Incentive Plan as Appendix A to this proxy statement, and the following description of the Senior Executive Incentive Plan is qualified in its entirety by reference to that Appendix.

Proposal 4 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal.

The Board of Directors Recommends a Vote “FOR” Proposal 4.

Background

The Compensation Committee will administer the Senior Executive Incentive Plan. Compensation Committee members must qualify as “outside directors” under Section 162(m) in order for cash awards under the Executive Incentive Plan to qualify as deductible performance-based compensation under Section 162(m). Our Compensation Committee members meet this requirement. Subject to the terms of the Senior Executive Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will receive awards and the amounts, terms and conditions of each award. Under the Senior Executive Incentive Plan, during any Mobile Mini fiscal year no participant may receive an award of more than $5,000,000.

Eligibility

In selecting participants for the Senior Executive Incentive Plan, the Compensation Committee will choose those senior executives (generally, Senior Vice President and above) who the Committee believes are most likely to make significant contributions to Mobile Mini’s success. The actual number of employees who will receive awards under the Senior Executive Incentive Plan cannot be determined in advance because eligibility for participation is at the discretion of the Compensation Committee. However, there are currently 8 employees who hold positions of Senior Vice President or above. Participation in future years is at the discretion of the Compensation Committee.

Senior Executive Incentive Plan Awards

Under the Senior Executive Incentive Plan, the Compensation Committee will determine the fiscal year or other performance period for measuring actual performance (each a “Performance Period”). The Compensation Committee will establish for each Performance Period (a) the performance goals based on business criteria and the target levels of performance, and (b) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance goals will be based on one or more of the following business criteria: revenue, operating income, net income, earnings per share, return on net assets, cash flow, EBITDA, stockholder return, return on investment, revenue growth, market share, strategic positioning, return on equity, new product releases and employee productivity and satisfaction metrics.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation Committee may designate performance goals based on either Mobile Mini-wide or business unit results or a combination of both, as appropriate for the participant’s specific responsibilities.

After the end of each Performance Period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the Executive Incentive Plan generally will be payable in cash after the end of the Performance Period during which the award was earned.

Fiscal 2008 Senior Executive Incentive Plan Benefits

Since payments under the Senior Executive Incentive Plan will be determined by comparing actual performance to the performance goals established by the Compensation Committee under this plan, it is not possible to predict the amount of benefits that will be paid under the Senior Executive Incentive Plan for any Performance Period. Performance goals under the Executive Incentive Plan for fiscal 2008 were established in December 2007.

Senior Executive Incentive Plan Amendments

The Compensation Committee may amend or terminate the Senior Executive Incentive Plan at any time and for any reason. In order to maintain the plan’s qualification under Section 162(m), material amendments of the Senior Executive Incentive Plan will require stockholder approval.

OTHER MATTERS

Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the Board may recommend.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in Mobile Mini, and the Committee holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics. This section of our proxy statement describes Mobile Mini’s compensation program for executive officers. The focus is on the compensation program and decisions for 2007. In the section below captioned “Looking Ahead,” we discuss changes that the Committee implemented for 2008.

Compensation Philosophy and Objectives

The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. Such a program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals which may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the named executive officers, that includes both cash and stock-based compensation that rewards performance measured against established goals.

Setting Executive Compensation

Overview of Process and Goals.  The Committee attempts to structure the Company’s annual and long-term incentive-based executive compensation to motivate its executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This may take the form of Company-wide goals or discrete business unit based goals, or a combination, depending upon various factors, including a particular executive’s role in company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year, in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near and long-term business goals, the Company’s financial performance targets and other business goals. In connection with its review and setting of compensation for 2007 of the chief executive officer, chief financial officer and senior vice presidents, the Committee engaged Pearl Meyer & Partners, LLC, an independent compensation consulting firm, to review the competitiveness of the Company’s executive compensation program. Pearl Meyer & Partners reports to the Committee and not directly to the Company or to management, and the Company did not establish or impose any limitations upon Pearl Meyer in its performance of its duties for the Compensation Committee. In the course of carrying out its duties, Pearl Meyer & Partners interacted with executive officers of Mobile Mini and members of the Compensation Committee, performed a competitive analysis of total compensation for selected executives and reviewed our employment agreements with our chief executive officer and our chief financial officer. Pearl Meyer presented its analysis, observations and recommendations to the Committee in mid-October 2006 and, during meetings in November and December 2006, the Committee established the 2007 base salary and incentive compensation packages for executives. Pearl Meyer & Partners does not provide Mobile Mini with any other consulting or advisory services.

Pearl Meyer & Partners and the Committee, in consultation with senior management, identified a peer group composed of industry peers, related industry companies and selected companies with EBITDA growth and margins ranging from 80% to 300% of the Company’s. The peer group consisted of the following companies:

•	Ashtead Group plc;

•	ATP Oil and Gas Corporation;

•	Casella Waste Systems, Inc.;

•	Cintas Corporation;

•	Factset Research Systems, Inc.;

•	Glacier Bancorp, Inc.;

•	H&E Equipment Services, Inc.;

•	Hornbeck Offshore Services, Inc.;

•	McGrath Rentcorp;

•	Neff Corporation;

•	Public Storage, Inc.;

•	Sciele Pharma, Inc.;

•	Strayer Education, Inc.;

•	TAL International Group, Inc.;

•	Techne Corporation;

•	United Rentals, Inc.; and

•	Williams Scotsman International, Inc.

Six published or private compensation surveys were also utilized by the consultants and comparisons to survey benchmark positions were made based on Mobile Mini’s size. Comparisons were reported relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s base salary, total cash compensation, long-term incentives and total remuneration in effect during 2006 ranged from market to below market at the 25th percentile and the 50th percentile, to approximately 22% to 36% below market at the 75th percentile of the peer group.

Changes to 2007 Base Salary.  Following its review of the information gathered and presented by the compensation consultant, the Committee approved base salaries for 2007 that were higher than those in effect during 2006. The basic rationale for the higher base salary is that the Company’s mix of compensation elements was historically heavily weighted toward long-term equity incentive compensation and, by placing somewhat greater emphasis on base salary than was the historical practice, the Company is in a more competitive position to attract and retain experienced and talented management personnel. The Committee also considered the base salary increases to be commensurate with the growth of the Company over recent years, which has materially surpassed the annual increases (which generally approximated 5% year over year during recent years) in base salary during the period. For 2007, the Committee set Mr. Bunger’s base salary at $500,000 and Mr. Trachtenberg’s at $325,000, compared to base salaries of $357,359 and $255,256, respectively, in 2006. Base salaries for the Company’s senior vice presidents for 2007 ranged from $165,000 to $245,000. Each Mobile Mini senior vice president who is resident in the United States is party to a non-competition agreement with the Company under which the officer is paid an additional $5,000 per year.

Changes to 2007 Executive Cash Bonus Plan.  The Committee revised the executive cash bonus plan for 2007 as compared to the plan in effect in 2006 by eliminating the subjective bonus feature of the plan. The Committee maintained targets expressed in terms of earnings per share, total revenue and EBITDA, with each category contributing approximately one third of the total bonus amount available. If minimum goals are achieved in all three categories, the chief executive officer and the chief financial officer would each be paid bonus amounts equal to 25% of their 2007 base salaries; if the target goals are achieved in all three categories, they would be paid bonus amounts equal to 100% of base salary; and if maximum goals are achieved in all three categories, they would be paid bonus amounts equal to 200% of base salary, which is the maximum bonus payable under the 2007 bonus plan. The rationale for the higher levels of potentially achievable bonus amounts under the 2007 plan includes aligning Mobile Mini’s performance bonus practices more consistently with those of its peers which, based upon the information available to the Committee, were in the range for target levels of 150% to 200% of base salary. The Committee determined that it was appropriate to increase the bonus opportunity while at the same time raising each goal level. The 2007 maximum goal levels were approximately 38% to 45% greater than the corresponding 2006 maximum goal levels.

In conjunction with setting the 2007 compensation packages for the Company’s executives, the Committee awarded the executives shares of restricted stock under the Company’s 2006 Equity Incentive Plan. Prior to 2006, the Committee had granted Company executives stock options as non-cash incentive compensation awards. The Committee has no pre-established policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that the compensation of the chief executive officer and of the chief financial officer in 2007 would be heavily weighted towards incentive compensation, with approximately 20% of each officer’s maximum achievable compensation based upon base salary and the remainder based upon achievement of maximum goals under the cash bonus plan and the value of restricted stock awards based on the market price of the Company’s common stock on the date of the award.

2007 Executive Compensation Components

For the year ended December 31, 2007, the main elements of compensation for the named executive officers were:

•	base salary;

•	a performance-based cash bonus plan; and

•	equity-based long-term compensation.

Other elements of compensation that Mobile Mini provides its executive officers includes a 401(k) retirement savings plan, in which all eligible employees may participate, and provides perquisites and other personal benefits to executive officers.

Base Salary

Mobile Mini provides named executive officers and other employees a base salary to compensate them for services rendered during the fiscal year. Base salary for each named executive officer is determined based on his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November of each year. Since at least 2002, the Committee has focused more attention on the equity component of overall executive compensation, and the base salary of the chief executive officer and the chief financial officer has increased at the rate of approximately five percent per year between 2002 and 2006. For 2007, the Committee worked with Pearl Meyer & Partners, an independent compensation consultant, to determine the executives base salaries as more fully described above.

Cash Bonus Program

Historically, the Compensation Committee annually approved a cash bonus plan under which the Company’s chief executive officer and chief financial officer would be paid a bonus if the Company achieved identified target levels of earnings per share, total revenue, and EBITDA during the following fiscal year. The particular performance levels generally are identified in conjunction with the Company’s budgeting process for the subsequent fiscal year, which process is undertaken principally in October and November of each year. In connection with the development of the 2007 Company budgets, target amounts of revenue, EBITDA and earnings per share are established and then linked to “minimum,” “target” and “maximum” bonus performance goal amounts. The budgeting and related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates, and other factors. The performance goals are adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which a named executive would earn a bonus equal to a percentage of the executive’s base salary, up to a maximum of 200% of base salary if the maximum target was achieved in each category, with each category accounting for one-third of the total maximum bonus amount available under the bonus plan. Prior to 2007, the goals were set in respect only to two levels, a minimum goal level and a maximum goal level.

Under the 2007 cash bonus plan, potential bonus payouts to the chief executive officer and to the chief financial officer ranged from 25% of base salary if all goals were achieved only at the minimum specified level to 200% of base salary if all goals were achieved at the maximum specified level. In 2007, goals were achieved between the minimum and target levels in each category and the CEO and the CFO were each paid bonus amounts under the performance portion of the cash bonus plan equal to 60.1% of their respective base salary, or 30.1% of the maximum bonus amount that could have been awarded under the plan; Ms. Keeley received a bonus equal to 27.8% of her base salary; and Messrs. Lemley and Crayden, whose bonus agreements are conditioned on performance goals pertaining to their area of responsibilities, received bonus amounts equal to 20.2% and 50.6%, respectively, of base salary. These cash bonus amounts are reflected in column (g) of the Summary Compensation Table included elsewhere in this proxy statement. During the four years prior to 2007, the Company achieved performance in excess of the maximum level three times and has paid only the minimum bonus level amount one time. The bonus payout percentage over the past five years has been between 25% and 100% of the participant’s maximum possible award, with an average payment of approximately 60.5%. Generally, the Committee endeavors to set the maximum bonus level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the three target category plan over time. Through 2003, the only goal used by the Company in connection with the cash bonus plan was earnings per share; the total revenue and EBITDA performance goals were added in connection with the adoption of the 2004 cash bonus plan.

Prior to 2007, the executive cash bonus plan included a subjective bonus feature under which a bonus payment of up to 15% of the executive’s base salary could be paid in the Committee’s discretion. The annual bonus plan included general subjective categories of executive performance which the Committee would consider in connection with its determination whether to make a cash award under this feature. In each of the five years prior to 2007, the Committee had awarded the full amount of the subjective bonus (15% of base salary in each instance) to each of the chief executive officer and the chief financial officer. In connection with the 2007 cash bonus plan, the Committee terminated the subjective bonus feature. The subjective bonus amount paid in relation to 2006 (and the fact that no subjective bonus amount was paid in 2007) is set forth in column (d) of the Summary Compensation Table for 2006, included elsewhere in this proxy statement.

Equity-Based Incentives

The Committee may grant stock options, make awards of restricted stock and make other equity-based awards to executives under the Mobile Mini 2006 Equity Incentive Plan. The Equity Incentive Plan was adopted by the Board of Directors in February 2006 and approved by the Company’s stockholders at the 2006 annual meeting, which was held in June 2006. Under the Equity Incentive Plan, the Committee may grant stock options or shares of restricted common stock to the Company’s employees, including the named executive officers. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The chief executive officer of the Company traditionally has recommended to the Committee the size of stock-based awards for all other officer and other employees as part of the annual budget process. The grant of equity-based awards to officers and other employees of the Company is made by the Compensation Committee in each instance.

In making stock-based awards in conjunction with its consideration of executive compensation for the 2007 fiscal year, the Committee, after discussions with senior management, decided to award the Company’s named executives and others shares of restricted stock. In 2006, the Committee awarded a consideration of stock options and shares of restricted stock to the Company’s named executive officers and other executives. In prior years, the Committee had made equity based incentive awards that consisted solely of stock options. Typically, restricted stock awards vest in equal annual installments over the four or five year period following the date of grant. Time-vesting is conditioned upon the employee being employed by the Company or a subsidiary on the vesting date. In respect of the restricted stock awards made to executive officers in respect of 2007 and 2008 (i.e., awards made in December of 2006 and December of 2007), one-half of the restricted stock awards will vest, if at all, upon achievement of performance goals of the four fiscal years following the date of the award.

On December 8, 2006, the Committee made awards of restricted stock under the 2006 Equity Incentive Plan to the named executive officers. The Committee awarded 29,772 shares of restricted stock to Mr. Bunger, 21,996 shares of restricted stock to Mr. Trachtenberg and 8,757 shares of restricted stock to Ms. Keeley. Half of the restricted stock awarded vests in four equal annual installments, with the first vesting occurring on December 8, 2007. The other half of the restricted stock will vest in annual installments if Mobile Mini achieves stated amounts of adjusted EBITDA targets over each of the next four fiscal years, commencing with the fiscal year ending on December 31, 2007. If Mobile Mini does not achieve the EBITDA target for a particular year, none of the performance based shares for that year will vest, subject to a “catch-up” or “look-back” provision under which a portion of unvested shares of restricted stock may vest if, at the end of the fourth fiscal year following the date of award, Mobile Mini achieved at least 90% of the cumulative total EBITDA during the four-year vesting period. If at least the 90% cumulative EBITDA target is achieved, then at least 90% of the then unvested shares will vest, with the percentage that will vest increasing in direct proportion to the percentage of cumulative EBITDA achieved over the period. Any of the performance based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA targets for the relevant period. Adjusted EBITDA is defined for purposes of the 2006 and 2007 awards as Mobile Mini’s consolidated earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted in accordance with the terms of the annual award (e.g., to reflect the effect of changes in accounting principles, to exclude foreign exchange gains and losses, and to exclude the effects of any restructurings, as well as any extraordinary or unusual items.

On December 14, 2007, the Committee made additional awards of restricted stock under the Equity Incentive Plan to certain of our employees, including the named executive officers. The Committee awarded 46,949 shares of restricted stock to Mr. Bunger, 34,687 shares of restricted stock to Mr. Trachtenberg, 14,072 shares of restricted stock to Ms. Keeley, 15,781 shares of restricted stock to Mr. Lemley, and 12,980 shares of restricted stock to Mr. Crayden. One half of the restricted stock awarded vests in four equal annual installments, beginning on December 14, 2008. The other half of the restricted stock will vest in annual installments if we achieve stated adjusted EBITDA targets, as described in the preceding paragraph, over each of the next four fiscal years, commencing with the fiscal year ending on December 31, 2008.

All grants of stock options under our equity incentive plans are made at the market price on the date of the grand, which is defined as the closing market price on the grant date. Annual grants of stock options and/or awards of shares of restricted stock to executive officers are made at the Committee’s regularly scheduled meeting in the late fall, typically in late November or December. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

401(k) Retirement Savings Plan and Other Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least one year of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. The Company makes a contribution equal to 10% of each employee’s contribution, up to a maximum of $500 per employee. The amount the Company contributed to each named executive officer in 2007 is reflected in column (i) of the Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

In the United Kingdom, our employees are covered by a defined contribution program. The employees become eligible to participate three months after they begin employment. The plan is designed as a retirement benefit program into which we pay a fixed 7% of the annual employees’ salary into the plan. In The Netherlands, our employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by us and one-third made by the employee.

Mobile Mini maintains no other retirement plan under which executives or any other employees may earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the named executive officers with perquisites and other personal benefits. The costs of the perquisites and personal benefits for the named executive officers for the fiscal year ended December 31, 2007 are included in column (i) of the Summary Compensation Table.

Employment Agreements / Severance

In September 1999, we entered into employment agreements with Mr. Bunger, our CEO, and Mr. Trachtenberg, our CFO, which agreements remained in effect at December 31, 2007. Each agreement has a three year term, and the term automatically renews for additional periods unless either we or the employee gives notice of non-renewal. In 2007, Mr. Bunger’s base salary under his employment agreement was $500,000 and Mr. Trachtenberg’s was $325,000. The base salaries may be increased or decreased by the Board of Directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other “key executives”, as defined in the employment agreements. Each agreement contains provisions restricting the employee’s disclosure and use of our confidential information, and providing that the employee will not compete with us during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into other agreements with key employees, including Ms. Keeley, Mr. Lemley and Mr. Crayden. These agreements are terminable at will, with or without cause, and provide that the employee will not compete with the Company for a period, ranging from six months to two years, after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

Pursuant to our employment agreements with each of Messrs. Bunger and Trachtenberg, we will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined). In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and we would have the right to pay that amount over an 18 month period. If an involuntary termination event had occurred on December 31, 2007, Mr. Bunger would have been entitled to receive $1,500,000 and Mr. Trachtenberg would have been entitled to receive $975,000. If there is a change of control of the Company (as defined in the employment agreement) and within six months following the change of control either the Company terminates the employee for any reason other than cause or the employee elects to terminate his employment for any reason, the employee would be entitled under the employment agreement to receive a termination payment equal to four times his base salary for the twelve month period preceding the date of termination, and we would have to pay that amount on the fourteenth day following the date of termination. If a change of control termination event had occurred on December 31, 2007, Mr. Bunger would have been entitled to receive $2,000,000 and Mr. Trachtenberg would have been entitled to receive $1,300,000. Each agreement also provides that, if the termination payment would constitute a “parachute payment” under Section 280G of the Internal Revenue Code as then in effect, and subject to excise tax pursuant to Section 4999 of the Code, the payment would be reduced to a lower amount as to not subject Mobile Mini to the excise tax.

In the employment agreement for each of Messrs. Bunger and Trachtenberg, “cause” is defined as (i) the willful and continued failure by the executive to substantially perform his duties under the agreement after a written demand for performance is delivered by the Company or the Board, (ii) the conviction or plea bargain of the executive to a felony involving dishonesty, fraud, theft, embezzlement or the like, (iii) the material breach of the agreement’s confidential information and non-compete provisions, or (iv) the executive willfully engaging in conduct that is intentionally insubordinate and harmful to the Company or that is materially detrimental to the

Company. Termination for cause requires the act of a majority of all members of the Board then serving. For purposes of each employment agreement, a “change of control” will have occurred if either (A) any person or group becomes the beneficial owner of 35% or more of the voting power of the Company’s outstanding securities or (B) during any period of 36 months, the persons who were members of the Board of Directors at the beginning of such 36-month period (the “Incumbent Directors”) do not constitute at least a majority of the Board, provided, that any person whose election or nomination was supported by at least a majority of the persons who were then Incumbent Directors shall be considered an Incumbent Director in respect to such 36-month period in which his or her election occurred.

Stock Ownership Guidelines

Stock ownership guidelines applicable to non-employee directors were approved by the Compensation Committee and adopted by the Board in December 2006, effective beginning January 1, 2007. Mobile Mini has no stock ownership requirement for its executive officers or other employees.

Looking Ahead

In connection with its review and setting of compensation for 2008 of the chief executive officer, chief financial officer and senior vice presidents, the Committee engaged Pearl Meyer & Partners to review management’s recommendations and supporting materials for consistency with the compensation framework established by the Committee in the prior year. In connection with the engagement, Pearl Meyer & Partners reviewed the salary and bonus amounts of the compensation packages proposed by the CEO for the executive officers, including the base salaries and each component of the non-equity incentive plan (cash bonus award goals and corresponding award amounts) and equity-based incentives, both time-vested and performance-based vested. The Committee and Pearl Meyer each judged the proposals for 2008 compensation levels to be consistent with developments among the Company’s peer group (identified during the prior years) compensation practices and levels, and generally consistent with market practice and trends generally. The proposals were also consistent with the compensation levels set by the Committee in the prior year. Pearl Meyer presented its analysis, observations and recommendations to the Committee in early December 2007 and the Committee established the 2008 base salary and incentive compensation levels in mid-December 2007.

2008 Base Salaries. The Committee approved an increase of 5% in base salary for each named executive officer for 2008. For 2008, the Committee set Mr. Bunger’s base salary at $525,000 and Mr. Trachtenberg’s at $341,250. Base salaries for the Company’s senior vice presidents for 2008 range from $192,950 to $257,500.

2008 Executive Cash Bonus Plan. The Committee maintained targets expressed in terms of earnings per share, total revenue and EBITDA, with each category contributing approximately one third of the total bonus amount available. The original target levels for 2008 for the CEO, CFO and Ms Keeley are as follows:

	Performance Targets
	EPS	Total Revenue	EBITDA
	(per diluted share)	(In millions)

Threshold Bonus	$1.47	$342.6	$135.5
Target Bonus	1.54	351.6	140.0
Maximum Bonus	1.64	366.2	150.6

The original target levels for Mr. Lemley and Mr. Crayden are a blend of the company-wide performance-based targets described above and region specific performance-based targets, weighted 60% on company-wide results and 40% on region-specific results in the areas of regional rental and ancillary revenue, regional sales gross profit and regional profitability.

As noted above, the performance targets are adjusted during the year, particularly to reflect the Company’s acquisition of new business through purchase of businesses, mergers, and other similar events. In connection with the company’s planned acquisitions during 2008, particularly the pending merger with Mobile Storage Group, each of these targets can be expected to be revised to reflect the anticipated effects of such events.

If minimum target levels are achieved in all three categories, the chief executive officer and the chief financial officer would be paid bonus amounts equal to 25% of their 2008 base salaries; if the standard target levels are achieved in all three categories, they would be paid bonus amounts equal to 100% of base salary; and if stretch or maximum targets were achieved in all three categories, they would be paid bonus amounts equal to 200% of base salary, which is the maximum bonus payable under the 2008 cash bonus plan. Under the 2008 cash bonus plan, Mr. Bunger and Mr. Trachtenberg may each be paid an amount that ranges from 25% to 200% of their 2008 base salary and Ms. Keeley, Mr. Lemley and Mr. Crayden may each be paid an amount that ranges from 11.25% to 90% of their base salary (plus, in the case of Ms. Keeley and Mr. Lemley, the $5,000 annual fee they are each paid under a non-competition agreement), with the actual percentage payable dependant upon the Company achieving performance targets in each of three areas. The performance targets are specified ranges of earnings per share, total revenue and EBITDA, with each category weighted equally. If the minimum performance target is not met for a category, no bonus will be payable in respect of that particular target. The bonus amounts payable will generally be determined between the date the Company’s preliminary 2008 financial statements are prepared and the date of completion of the audit of the Company’s 2008 fiscal year financial statements.

Long-Term Equity Incentives.  On December 14, 2007, the Committee approved awards of restricted stock under the 2006 Equity Incentive Plan to certain of our employees, including our named executives. In particular, the Committee awarded 46,949 shares of restricted stock to Mr. Bunger, 34,687 shares of restricted stock to Mr. Trachtenberg, 14,072 shares of restricted stock to Ms. Keeley, 15,781 shares of restricted stock to Mr. Lemley and 12,980 shares of restricted stock to Mr. Crayden. Half of the restricted stock awarded to each named executive officer vests in four equal annual installments, with the first vesting occurring on December 14, 2008. The other half of these restricted stock awards will vest in annual installments if the Company achieves stated adjusted EBITDA targets over each of the next four fiscal years, commencing with the fiscal year ending on December 31, 2008. The 2008 adjusted EBITDA target is an amount equal to approximately 107% of 2007 EBITDA, the second year’s target being 10% greater than the 2008 target, and each of the third and fourth years’ target being 15% greater than the prior year target. If the Company does not achieve the adjusted EBITDA target for a particular year, none of the performance based restricted shares for that year will vest. Performance vesting restricted shares that do not vest in a particular year may nevertheless vest at the end of the four year period if the Company achieves at least 90% of the sum of all of the annual EBITDA targets for the four-year vesting period.

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation or more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the named executive officers is fully deductible, except that the subjective bonus amount paid, in years prior to 2007, may not be deductible under certain circumstances which are not currently applicable to the Company, particularly since the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006 the Company began accounting for stock-based payments including awards under its 1999 stock option plan and its 2006 equity incentive plan in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The following table summarizes the 2006 and 2007 compensation cost for the president and chief executive officer, the chief financial officer, and the only other executive officer of the Company who served as such during 2006 and 2007, including compensation costs incurred by the company for stock and option awards granted to those named officers in 2006 and 2007 and prior years as reflected in the Company’s financial statements.

The dollar figures presented below in the Stock Awards column (e) and the Option Awards column (f) of the Table represent the compensation cost recognized by the Company in its 2006 and 2007 financial statements, pursuant to the accounting standards of the Statement of Financial Accounting Standard No. 123(revised 2004), Share-Based Payment (“SFAS 123(R)”), assuming full vesting. The dollar figures may not reflect the actual value to be realized by the executive officer. Due to the level of achievement of performance goals and economic and market risks associated with stock and option award, the actual amount realized by the named executive officer for the stock will not be determined until time of vesting or, in the case of option awards, until option exercise.

							Non-Equity
					Stock		Incentive		All
					Awards	Option	Plan		Other
Name and Principal Position	Year	Salary		Bonus	($)(1)(2)	Awards	Compensation		Compensation		Total
(a)	(b)	($)(c)		($)(d)	(e)	($)(3)(f)	($)(g)		($)(i)		($)(j)

Steven G. Bunger	2007	500,000		-0-	292,844	240,267	300,534		21,882	(4)	1,355,527
Chairman, Chief Executive Officer, President	2006	357,359		53,604	169,630	283,757	357,359		25,504	(5)	1,247,213
Lawrence Trachtenberg	2007	325,000		-0-	225,944	168,799	195,347		1,215	(6)	916,305
Chief Financial Officer, Executive Vice President, Treasurer	2006	255,256		38,289	134,911	201,749	255,256		1,215	(7)	886,676
Deborah K. Keeley	2007	180,000		-0-	87,080	61,243	50,039		6,884	(8)	385,246
Senior Vice President, Chief Accounting Officer	2006	132,303		39,715	50,813	69,373	42,195		8,249	(9)	342,648
Russell C. Lemley	2007	245,000		-0-	87,263	61,042	49,556		7,325	(10)	450,186
Executive Vice President, Chief Operating Officer
Martin T Crayden	2007	231,009	(12)	-0-	104,229	43,486	116,966	(12)	35,342	(11)(12)	531,032
Senior Vice President

(1)	On December 14, 2007 and on December 8, 2006, the Compensation Committee awarded shares of restricted stock to certain of our employees, including the chief executive officer and the other named executive officers, under our 2006 Equity Incentive Plan. Half of the shares of restricted stock vests in four equal annual installments, with the first vesting occurring on the first anniversary of the award date. The other half of the shares of restricted stock will vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four year period beginning with the first fiscal anniversary date. If we do not achieve the EBITDA target for a particular year, none of the performance based shares of restricted stock for that year will vest. Any of the performance based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA target. Upon termination of the executive officer’s status as an employee during the vesting period, non-vested shares of restricted stock shall be forfeited and reacquired by us.

(2)	The value of stock awards included in this column represent the compensation costs recognized by us in fiscal years 2007 and 2006 for stock awards made in 2007 and for prior fiscal years calculated pursuant to SFAS No. 123(R). The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The assumptions used by us with respect to the valuation of non-vested share awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Form 10-K. The grant date fair value, calculated pursuant to SFAS 123(R), of the non-vested share awards granted to Mr. Bunger,

Mr. Trachtenberg, Ms. Keeley, Mr. Lemley and Mr. Crayden was $19.01 and $28.55 per share in 2007 and 2006, respectively.

(3)	We did not award stock options to any individual named in the Summary Compensation Table in fiscal year 2007 or 2006. The value of option awards included in this column represent the compensation costs recognized by us in fiscal year 2007 and 2006 for option awards granted in prior fiscal years calculated pursuant to SFAS No. 123(R). The values included within this column have not been, and may never be realized by the employee. The options might never be exercised and the ultimate value received by the executive, if any, will depend on the share price on the exercise date. The assumptions used by us with respect to the valuation of option awards are set forth in the Notes to our Consolidated Financial Statements, which are included in our Form 10-K.

(4)	Mr. Bunger’s perquisites and other personal benefits include: networking organization and other membership organization fees, convention and related travel fees and reimbursements of miscellaneous costs such as home communications equipment, use of Company containers and other personal costs incurred due to Company responsibilities. The amount reported includes: matching contributions under the 401(k) Plan of $500, payment of organization fees and related expenses of $20,964 and reimbursement of miscellaneous expenses of $418.

(5)	Includes matching contributions under the 401(k) Plan of $500, payment of organization fees and related expenses of $20,437 and reimbursement of miscellaneous expenses of $4,567.

(6)	Includes matching contributions under the 401(k) Plan of $500 and reimbursement of miscellaneous expenses of $715.

(7)	Includes matching contributions under the 401(k) Plan of $500 and reimbursement of miscellaneous expenses of $715.

(8)	Includes matching contributions under the 401(k) Plan of $500, payment under a non-competition agreement of $5,000 and reimbursement of miscellaneous expenses of $1,384.

(9)	Includes matching contributions under the 401(k) Plan of $500, payment under a non-competition agreement of $5,000 and reimbursement of miscellaneous expenses of $2,749.

(10)	Includes matching contributions under the 401(k) Plan of $500, payment under a non-competition agreement of $5000 and reimbursement of miscellaneous expenses of $1,825.

(11)	Includes employer pension contribution of $16,171, payment of supplemental insurance benefits of $8,443, vehicle expenses and insurance of $10,526 and miscellaneous expenses of $202.

(12)	Amounts paid in Pound Sterling were converted to USD using a yearly average conversion rate of 2.00181.

Employment Agreements

In September 1999, we entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. The employment agreements are discussed above under the caption “Compensation Discussion and Analysis — Employment Agreements / Severance.”

Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley, and Russell C. Lemley. Each agreement contains a covenant not to compete for a period of six months to two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

We had numerous bonus and incentive arrangements with several employees during 2007, including Steven G. Bunger, Lawrence Trachtenberg, Deborah K. Keeley, Russell C. Lemley and Martin T Crayden. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Steven G. Bunger and Lawrence Trachtenberg are administered by the Compensation Committee of the Board of Directors.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards during 2007 to the officers named in the Summary Compensation Table.

											All	All		Grant
											Other	Other		Date
											Stock	Option		Fair
											Awards:	Awards:		Value
											Number	Number	Exercise	of
		Estimated Future Payouts									of	of	or Base	Stock
		Under Non-Equity Incentive						Estimated Future Payouts Under Equity Incentive			Shares	Securities	Price of	and
		Plan Awards						Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)		($)		($)		(#)	(#)(2)	(#)	(#)(2)	(#)	($/Sh)	($)

Steven G. Bunger	12/14/07	131,250		525,000		1,050,000		—	23,474	—	23,475	—	—	892,500
Lawrence Trachtenberg	12/14/07	85,313		341,250		682,500		—	17,343	—	17,344	—	—	659,400
Deborah K. Keeley	12/14/07	22,270		89,078		178,156		—	7,036	—	7,036	—	—	267,509
Russell C. Lemley	12/14/07	29,531		118,125		236,250		—	7,890	—	7,891	—	—	299,997
Martin T Crayden	12/14/07	27,288	(1)	109,153	(1)	218,305	(1)	—	6,490	—	6,490	—	—	246,750

(1)	Amounts for Mr. Crayden are determined in Pounds Sterling and have been converted to Dollars using a 2007 yearly average conversion rate of 2.00181 Pounds Sterling to US$1.00.

(2)	One-half of the restricted stock award made to each named executive officer vests (and the risk of forfeiture lapses) in equal annual installments over the four years following data of award. This portion of the aware is reported in the table in the column captioned “All Other Stock Awards: Number of Shares of Stock or Units”. The other one-half will vest in equal annual installments if the Company achieves annual target amounts of EBITDA during each of the four full fiscal years following the date of award (i.e., 2008, 2009, 2010 and 2011), and this portion of the award is reported in the table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards Target”.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of the officers named in the Summary Compensation Table, as of December 31, 2007. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity			Number		Awards:	Market or
			Incentive			of		Number	Payout
			Plan			Shares		of	Value of
	Number	Number	Awards:			or Units	Market	Unearned	Unearned
	of	of	Number			of	Value of	Shares,	Shares,
	Securities	Securities	of			Stock	Shares or	Units or	Units or
	Underlying	Underlying	Securities			That	Units of	Other	Other
	Unexercised	Unexercised	Underlying	Option		Have	Stock	Rights	Rights
	Options	Options	Unexercised	Exercise	Option	Not	That	That	That Have
	Exercisable	Unexercisable	Unearned	Price	Expiration	Vested	Have Not	Have Not	Not
	(1)	(1)	Options	($)	Date	(3)	Vested(2)	Vested(4)	Vested(2)
Name (a)	(#)(b)	(#)(c)	(#)(d)	(e)	(f)	(#)(g)	($)(h)	(#)(i)	($)(j)

Steven G. Bunger
2001	300,000			16.46	12/13/2011
2002	16,000			7.33	12/03/2012
2003	80,000	20,000		9.93	11/19/2013
2004	60,000	40,000		14.11	11/02/2014
2005						20,000	370,800
2006						11,164	206,981	14,886	275,986
2007						23,475	435,227	23,474	435,208
Lawrence Trachtenberg
2001	200,000			16.46	12/13/2011
2003		16,000		9.93	11/19/2013
2004	48,000	32,000		14.11	11/02/2014
2005						15,999	296,621
2006						8,248	152,918	10,998	203,993
2007						17,344	321,558	17,343	321,539
Deborah K. Keeley
2000	12,000			10.51	12/13/2010
2001	15,000			16.46	12/13/2011
2002	6,000			7.33	12/03/2012
2003	12,000	3,000		9.93	11/19/2013
2004	18,000	12,000		14.11	11/02/2014
2005						6,000	111,240
2006						3,283	60,867	4,379	81,187
2007						7,036	130,447	7,036	130,447
Russell C. Lemley
1999	1,000			10.44	11/10/2009
2000	2,000			10.51	12/13/2010
2001
2002	1,000			7.33	12/3/2012
2003		3,000		9.93	11/19/2013
2004	4,000	12,000		14.11	11/2/2014
2005						6,000	111,240
2006						3,283	60,867	4,379	81,187
2007						7,891	146,299	7,890	146,281
Martin T Crayden
2006	6,000	9,000		33.98	5/3/2016	11,086	205,534	4,116	76,311
2007						6,490	120,325	6,490	120,325

(1)	All option awards are granted ten years prior to the corresponding option expiration date, and the options vest in equal installments with the first installment vesting on the six-month anniversary of the grant date and annually thereafter.

(2)	Amounts represent the closing price of our common stock on December 31, 2007 of $18.54, times the number of unvested shares.

(3)	All shares vest in four equal annual installments on the anniversary of the date of award.

(4)	All shares vest in four equal annual installments commencing in February 2007 and 2008, respectively, subject to the Company achieving EBITDA performance targets established at by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance targets.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise or vesting of equity awards during fiscal years 2006 and 2007 and the amount realized on such exercise or vesting for each of the officers named in the Summary Compensation table.

		Option Awards		Stock Awards
		Number of		Number of
		Shares	Value	Shares	Value
		Acquired	Realized	Acquired	Realized
		on	on	on	on
		Exercise	Exercise	Vesting	Vesting (2)
Name		(#)	($)(1)	(#)	($)

Steven G. Bunger	2006	124,000	2,787,967	6,667	182,876
	2007	200,000	4,360,786	10,389	199,462
Lawrence Trachtenberg	2006	94,000	2,049,098	5,334	146,312
	2007	94,454	2,066,748	8,083	154,997
Deborah K. Keeley	2006	—	—	2,000	54,860
	2007	12,000	269,172	3,095	59,404
Russell C. Lemley	2007	8,800	175,424	3,095	59,404
Martin T Crayden	2007	—	—	3,029	84,821

(1)	These amounts are equal to the difference between the sale price at the time of exercise and the exercise price times the number of shares underlying the exercised option.

(2)	These amounts are equal to the closing price of our common stock on the NASDAQ Stock Market on the vesting date times the number of shares vested.

Post-Employment Compensation

Pursuant to employment agreements with each of Messrs. Bunger and Trachtenberg, we will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined below), or if there is a change of control. The employment agreements and the post-employments compensation payable thereunder, are described in more detail above under the caption “Compensation Discussion and Analysis — Employment Agreements / Severance.”

COMPENSATION COMMITTEE INTERLOCKS

Messrs. Marusiak, Goble, McConnell and Watts served as the members of the Compensation Committee during 2007. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

COMPENSATION COMMITTEE

Mobile Mini’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised only of independent directors as that term is defined in the rules of The Nasdaq Stock Market. The Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of our directors and the executive officers. As a part of its duties, the Compensation Committee reviews compensation levels and performance of our executive officers. The Compensation Committee also administers our short and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to Steven G. Bunger, our Chief Executive Officer or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers, including Mr. Bunger, evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and such other advisors to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms.

Pursuant to the authority granted to it in its charter, during 2006 and 2007 the Compensation Committee engaged Pearl Meyer & Partners to review the competitiveness of its compensation program for our non-employee directors and our senior executive officers. See the discussion above under the caption “Compensation Discussion and Analysis — Looking Ahead” for additional information regarding the work and report of the compensation consultant.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management. Based on this review and the discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Compensation Committee

Jeffrey S. Goble (Chair)
Ronald J. Marusiak
Stephen A McConnell
Michael L. Watts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 15, 2008 with respect to the beneficial ownership of shares of our common stock by:

•	each of our directors, director nominees and named executive officers;

•	all of our named executive officers and directors as a group; and

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 15, 2008 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 15, 2008 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

Name	Number	Percent

Directors and Executive Officers:
Kyle G. Blackwell(1)	135,669	*
Steven G. Bunger(2)	880,278	2.5%
Martin T Crayden(3)	37,211	*
Jeffrey S. Goble(4)	16,250	*
Jon D. Keating(5)	208,457	*
Deborah K. Keeley(6)	109,754	*
Russell C. Lemley(7)	53,106	*
Ronald E. Marshall(8)	32,796	*
Ronald J. Marusiak(9)	182,506	*
Stephen A McConnell(10)	85,000	*
Lawrence Trachtenberg(11)	384,529	1.1%
Michael L. Watts(12)	25,000	*
All directors and executive officers as a group (12 persons)(13)	2,150,556	6.0%
5% Holders:
T. Rowe Price Associates, Inc.(14)	3,142,400	9.1%
Thomas R. Smith(15)	2,867,406	8.3%
Scott J. Vassalluzzo(15)	2,256,445	6.5%
TimesSquare Capital Management, LLC(16)	2,278,080	6.6%
Columbia Wanger Asset Management, L.P.(17)	1,800,000	5.2%
Barclays Global Investors(18)	1,766,925	5.1%

*	Less than 1%

(1)	Includes: 106,896 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Blackwell is a member or partner; 1,977 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 6,000 shares of common stock subject to exercisable options; and 20,796 shares of restricted stock which are forfeitable until vested.

(2)	Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 213,794 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 5,000 shares held directly; 6,429 shares of common stock held indirectly in the Mobile Mini 401(k) plan;

496,000 shares of common stock subject to exercisable options; and 110,055 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 6,000 shares of common stock subject to exercisable options and 31,211 shares of restricted stock which are forfeitable until vested.

(4)	Includes: 2,500 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(5)	Includes: 34,000 shares of common stock owned by Bunger Holdings, L.L.C.; 148,908 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Keating is a member or partner; 1,814 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 7,200 shares of common stock subject to exercisable options; and 16,535 shares of restricted stock which are forfeitable until vested.

(6)	Includes: 4,925 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 72,000 shares of common stock subject to exercisable options; and 32,829 shares of restricted stock which are forfeitable until vested.

(7)	Includes: 1,568 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 17,000 shares of common stock subject to exercisable options and 34,538 shares of restricted stock which are forfeitable until vested.

(8)	Includes: 12,000 shares of common stock subject to exercisable options and 20,796 shares of restricted stock which are forfeitable until vested.

(9)	Includes: 85,006 shares of common stock and 97,500 shares of common stock subject to exercisable options.

(10)	Includes: 62,500 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(11)	Includes: 10,500 shares of common stock held directly; 4,030 shares of common stock held indirectly; 6,650 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 280,000 shares of common stock subject to exercisable options and 83,349 shares of restricted stock which are forfeitable until vested.

(12)	Includes: 2,500 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(13)	Includes: 747,997 shares of common stock; 1,052,450 shares of common stock subject to exercisable options and 350,109 shares of restricted stock which are forfeitable until vested.

(14)	Based solely on the information provided in Amendment No. 9 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc., or TRP, and T. Rowe Price New Horizons Fund, Inc., or Fund, (or collectively the Reporting Persons), with the Securities and Exchange Commission dated February 13, 2008. Of the 3,142,400 shares, TRP has sole voting power with respect to 816,500 shares and sole dispositive power with respect to 3,142,400 shares, and Fund has sole voting power with respect to 2,291,400 shares. TRP is an Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser” and Fund is an Investment Company registered under Section 8 of the Investment Company Act of 1940. No individual client’s holdings of the shares are more than 5% of Mobile Mini’s outstanding shares of common stock. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)	Included in the shares of common stock indicated as beneficially owned by Thomas W. Smith, or Smith, and Scott J. Vassalluzzo, or Vassalluzzo, are 2,128,616 shares as to which they have shared voting and shared dispositive power. In addition, Smith beneficially owns 469,240 shares of common stock as to which he has sole voting and dispositive power and Vassalluzzo beneficially owns 27,000 shares of common stock as to which he has sole voting and dispositive power. Of the shares indicated as beneficially owned by Smith and Vassalluzzo, 2,518,235 shares in the aggregate are beneficially owned in their capacities as investment managers for certain managed accounts. The foregoing is based on the information provided in Amendment No. 7 to Schedule 13G filed by Smith and Vassalluzzo with the Securities and Exchange Commission dated February 14, 2008. The principal office of Smith and Vassalluzzo is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(16)	Based solely on the information provided in Amendment No. 5 to Schedule 13G filed by TimesSquare Capital Management, LLC, or TimesSquare, with the Securities and Exchange Commission dated January 31, 2008. Of the 2,278,080 shares, TimesSquare has sole dispositive power over 2,278,080 shares and sole voting power with respect to 2,094,880 shares. TimesSquare is an Investment Adviser. No individual client’s holdings of the shares are more than 5% of Mobile Mini’s outstanding shares of common stock. The address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(17)	Based solely on the information provided in Schedule 13G filed by Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust, under a Joint Filing Agreement, or Columbia, with the Securities and Exchange

Commission dated January 23, 2008. Columbia has sole dispositive power over 1,800,000 shares. Columbia is an Investment Adviser. The address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(18)	Based solely on the information provided in Schedule 13G filed by Barclays Global Investors, NA., or Barclays, Barclays Global Fund Advisors, or Advisors, and Barclays Global Investors, Ltd., or Investors, (or collectively the Barclays Entities), with the Securities and Exchange Commission on February 6, 2008. The Barclays Entities have sole dispositive power over 1,766,925 shares and sole voting power with respect to 1,304,660 shares. Barclays and Investors are each a bank as defined in Section 3(a)(6) of the Exchange Act, and Advisors is an Investment Advisor. The address of Barclays, Advisors, and Investors is 45 Fremont Street, San Francisco, CA 94105.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Mobile Mini shares with the Securities and Exchange Commission. Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all stock ownership reports required to be filed by those reporting persons during 2007 were timely made.

RELATED PERSON TRANSACTIONS

When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger, and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings. Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2001. Annual lease payments under these leases totaled approximately $94,000 in 2007. The term of each of these leases expires on December 31, 2008. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2007 under this lease were approximately $282,000. The Rialto lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

Pursuant to its written charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.

The Audit Committee and the independent members of the Board of Directors has reviewed the terms of each of the transactions described above, and approved the related person transaction. It is our intention not to enter into any additional related person transactions other than extension of lease agreements on terms no less favorable to us than are available from unrelated parties.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2009 annual meeting during June 2009. We must receive proposals for our 2009 annual meeting no later than January 18, 2009, for possible inclusion in the proxy statement, or between March 1 and March 31, 2009, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT

Our 2007 Annual Report to stockholders has been mailed to stockholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the Annual Report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

Tempe, Arizona
Dated: May 8, 2008

MOBILE MINI, INC.
SENIOR EXECUTIVE INCENTIVE PLAN

As Adopted by the Compensation Committee of the Board on May 6, 2008
And Approved by Stockholders on          , 2008

1.  Purposes

The Mobile Mini, Inc. Senior Executive Incentive Plan is a component of Mobile Mini’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Mobile Mini objectives; and (C) attract and retain top performing employees.

2.  Definitions

A. “Award” means any cash incentive payment made under the Plan.

B. “Code” means the Internal Revenue Code of 1986, as amended.

C. “Committee” means the Compensation Committee of Mobile Mini’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

D. “Mobile Mini” means Mobile Mini Inc. and any corporation or other business entity of which Mobile Mini (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E. “Senior Executive” means a Mobile Mini employee who holds a position with the title of Senior Vice President or above.

F. “Participant” means any Senior Executive to whom an Award is granted under the Plan.

G. “Plan” means this Plan, which shall be known as the Mobile Mini Senior Executive Incentive Plan.

3.  Administration

A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii) select Senior Executives to receive Awards;

(iv) determine the terms of Awards;

(v) determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Mobile Mini or an acquired business unit;

(vii) grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii) accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii) amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Mobile Mini’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

B. The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.  Eligibility

Only Senior Executives designated by the Committee as eligible may become Participants in the Plan.

5.  Performance Goals

A. The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such a method of establishing performance goals is permitted under proposed or final regulations issued under Code Section 162(m).

B. Each performance goal applicable to a fiscal year (or performance period) shall be one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Mobile Mini as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

•	Net income

•	Stockholder return

•	Earnings per share

•	Revenue

•	Return on investment

•	Revenue growth

•	Operating income

•	Market share

•	Strategic positioning

•	Return on net assets programs

•	Return on equity

•	Cash flow

•	Earnings before income tax, depreciation and amortization, as adjusted

•	New product releases

•	Employee productivity and satisfaction metrics

C. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D. The Committee shall base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E. As soon as reasonably practicable following the conclusion of each fiscal year (or performance period), the Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied, to the extent required by Code Section 162(m).

6.  Awards

A. Awards may be made on the basis of Mobile Mini and/or business unit performance goals and formulas determined by the Committee. During any Mobile Mini fiscal year, no Participant shall receive an Award of more $[5,000,000].

B. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

C. The payment of an Award requires that the Participant be an active employee and on Mobile Mini’s payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to this requirement in the case of retirement, death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion.

D. Mobile Mini shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7.  General

A. The Plan shall become effective as of          , 2008, contingent upon stockholder approval of the Plan.

B. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Mobile Mini for the account of the Participant under the Plan.

C. Participation in the Plan shall not give any Senior Executive any right to remain in Mobile Mini’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

D. To the extent any person acquires a right to receive payments from Mobile Mini under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Mobile Mini’s.

E. The Plan shall be governed by and construed in accordance with the laws of the State of Arizona.

F. The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2008
The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 25, 2008, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on April 30, 2008.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions.

Please Mark Your Votes In The Following Manner, Using Dark Ink Only:     ☑
          The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01 Steven G. Bunger	02 Michael L. Watts	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

	For	Against	Abstain
The Board of Directors Recommends a Vote FOR Item 2.	☐	☐	☐

2.	Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2008.

	For	Against	Abstain
The Board of Directors Recommends a Vote FOR Item 3.	☐	☐	☐

3.	Approval of an amendment to the Mobile Mini, Inc. 2006 Equity Incentive Plan to change the provision relating to automatic grants of shares to non-employee directors, from an annual grant of 2,500 shares to an annual grant of shares having a market value of $82,500 on the grant date.

	For	Against	Abstain
The Board of Directors Recommends a Vote FOR Item 4.	☐	☐	☐

4.	Approval of the adoption of the Mobile Mini, Inc. Senior Executive Incentive Plan.

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, 3 AND 4.

Address Change? Mark Box ☐	Indicate changes below:	Date , 2008.

Signature(s) in Box
This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.